As filed with the Securities and Exchange Commission on December 17, 2015 Registration No. 333-173146
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________
THE GAP, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Delaware	94-1697231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Two Folsom Street
San Francisco, CA 94105
(Address of Principal Executive Offices) (Zip Code)

GapShare Puerto Rico Plan
____________________________________
(Full Title of the Plans)
_________________________________
Michelle Banks, Esq.
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105
(Name and address of agent for service)
_________________________________
(415) 427 - 0100
(Telephone number, including area code, of agent for service)
____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-173146) filed by The Gap, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on March 29, 2011 (the “Form S-8”) is being filed in order to deregister securities remaining under such registration statement.
A total of 25,000 shares of the Company’s common stock, $0.05 par value, were originally registered on the Form S-8 for issuance under the GapShare Puerto Rico Plan (the “Plan”) in connection with the Company stock investment option under the Plan.
Effective July 24, 2015, Company stock was frozen as a Plan investment option. As a result of the freeze, participants will no longer be able to make a new investment in Company stock through the Plan. In addition, quarterly dividends (if any) paid as a result of existing participant investments in Company stock may not be reinvested in Company stock through the Plan. Following the freeze, participants with existing investments in Company stock in their Plan account will generally have the ability to sell their Company stock at any time (subject to certain limitations).
As a result of the freeze of the Company stock investment option, employer securities will no longer be offered to participants in the Plan. In accordance with Item 512(a)(3) of Regulation S-K and the undertaking made by the Company in the Form S-8 to remove from registration, by means of a post-effective amendment, any shares of Company stock which remain unsold at the termination of the offering under the Plan, the Company is filing this Post-Effective Amendment No. 1 in order to deregister the 24,597 shares of the Company’s common stock, $0.05 par value, that remained unsold on the July 24, 2015 effective date of the freeze, and that will not be issued under the Plan.

SIGNATURES
THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, The Gap, Inc. (the “Registrant”) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-173146) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 17th day of December, 2015.

THE GAP, INC.

By: /s/ Michelle Banks
Michelle Banks, Executive Vice President and
Global General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-173146) on behalf of the Registrant in reliance on Rule 478 of the Securities Act of 1933, as amended.

GAPSHARE PUERTO RICO PLAN
Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-173146) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 17th day of December, 2015.

By: /s/ Gregory Holmes
Gregory Holmes, Vice President,
Global Human Resources